Exhibit 4(uu)

BANK OF AMERICA CORPORATION

THIRD SUPPLEMENTAL INDENTURE

Dated as of December 21, 2005

Supplementing the Indenture, dated

as of December 18, 1996, between

MBNA Corporation and

The Bank of New York, as Trustee,

as supplemented by a

First Supplemental Indenture dated as of June 27, 2002, and

a Second Supplemental Indenture dated as of November 27, 2002.

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of December 21, 2005 (the “Third Supplemental Indenture”), is made by and among BANK OF AMERICA CORPORATION, a Delaware corporation (the “Corporation”), MBNA CORPORATION, a Maryland corporation (“MBNA”), and THE BANK OF NEW YORK, a New York banking corporation, as Trustee (the “Trustee”) under the Indenture referred to herein.

W I T N E S S E T H:

WHEREAS, MBNA and the Trustee were parties to an Indenture dated as of December 18, 1996 (the “Original Indenture”), providing for the issuance of unsecured junior subordinated debt securities;

WHEREAS, the Original Indenture has been amended and supplemented by a First Supplemental Indenture dated as of June 27, 2002 and a Second Supplemental Indenture dated as of November 27, 2002 (as amended and supplemented, the “Indenture”);

WHEREAS, there is outstanding under the terms of the Indenture one or more series of MBNA’s unsecured junior subordinated debt securities (the “Securities”);

WHEREAS, MBNA and the Corporation have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 30, 2005, pursuant to which MBNA will merge with and into the Corporation (the “Merger”), with the Corporation as the surviving corporation in the Merger;

WHEREAS, the Merger is expected to be consummated on January 1, 2006;

WHEREAS, Section 8.1(1) of the Indenture provides that in the case of a merger, the surviving corporation shall expressly assume by supplemental indenture the due and punctual payment of the principal of and any premium and interest on the Securities and the performance or observance of all the covenants, conditions and obligations under the Indenture to be performed or observed by MBNA, as well as the obligations of MBNA under any Trust Agreement or Guarantee Agreement (each as defined in the Indenture) related to the Indenture;

WHEREAS, as set forth in Section 1.1(b) of this Third Supplemental Indenture, the Corporation expressly assumes the due and punctual payment of the principal of and any premium and interest on the Securities and the performance or observance of all the covenants, conditions and obligations under the Indenture to be performed or observed by MBNA, as well as the obligations of MBNA under any Trust Agreement or Guarantee Agreement related to the Indenture;

WHEREAS, Section 9.1(1) of the Indenture provides that, without consent of any holders of the Securities, MBNA, when authorized by resolutions of its board of directors, and the Trustee may enter into a supplemental indenture to evidence the succession of another corporation to MBNA and the assumption by the successor corporation of the covenants, conditions and obligations of MBNA under the Indenture and in the Securities, as well as the related Trust Agreements and Guarantee Agreements;

WHEREAS, Section 9.1(7) of the Indenture provides that, without the consent of any holders of the Securities, MBNA, when authorized by resolutions of its board of directors, and the Trustee may enter into a supplemental indenture to supplement any provision contained in the Indenture;

WHEREAS, the Finance and Loan Committee of MBNA’s board of directors (the “Committee”), in accordance with the authority granted to the Committee by MBNA’s board of directors, has authorized MBNA to execute and deliver this Third Supplemental Indenture and to perform its obligations hereunder; and

WHEREAS, this Third Supplemental Indenture has been duly authorized by all necessary corporate action on the part of each of MBNA and the Corporation.

NOW, THEREFORE, in consideration of the premises, MBNA, the Corporation and the Trustee agree as follows for the equal and ratable benefit of the holders of the Securities:

ARTICLE I

ASSUMPTION BY SUCCESSOR CORPORATION

AND SUPPLEMENTAL PROVISIONS

SECTION 1.1 Assumption of the Securities.

(a) The Corporation hereby represents and warrants that

(i) it is a corporation organized and existing under the laws of the State of Delaware and the surviving corporation in the Merger; and

(ii) the execution, delivery and performance of this Third Supplemental Indenture has been duly authorized by the Board of Directors of the Corporation.

(b) The Corporation hereby expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on all of the Securities of all series in accordance with the terms of each series, according to their tenor and the performance or observance of all the covenants, conditions and obligations under the Indenture and in the Securities to the Holders and to the Trustee with respect to each series or established with respect to such series to be performed or observed by MBNA, as well as the obligations of MBNA under any Trust Agreement and Guarantee Agreement.

SECTION 1.2 The Company. Effective January 1, 2006, the name of the Company, as the successor corporation to MBNA under the Indenture, shall be “Bank of America Corporation.”

SECTION 1.3 Supplemental Provisions. In connection with the issuance of Securities under the Indenture:

(a) Definitions in the present Section 1.1 are hereby amended as follows:

(i) The present definition of “Board Resolution” is hereby deleted and replaced with the following:

“‘Board Resolution’ means a resolution certified by the Secretary or an Assistant Secretary of the Company to have been adopted by the Board of Directors or a committee acting under the authority of, or appointment by, the Board of Directors and to be in full force and effect on the date of such certification.”

(ii) The present definitions of “Company Request” and “Company Order” are hereby deleted and replaced with the following:

“‘Company Request’ and ‘Company Order’ mean, respectively, a written request or order signed in the name of the Company by its Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Executive or Senior Vice President, General Counsel, Deputy or Associate General Counsel or Treasurer and delivered to the Trustee.”

(iii) The present definition of “Officers’ Certificate” is hereby deleted and replaced with the following:

“‘Officers’ Certificate’ means a certificate signed by the Chairman of the Board, the Chief Executive Officer, President, Chief Financial Officer, Executive or Senior Vice President, General Counsel, Deputy or Associate General Counsel or Treasurer of the Company and delivered to the Trustee.”

SECTION 1.4 Trustee’s Acceptance. The Trustee hereby accepts this Third Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE II

MISCELLANEOUS

SECTION 2.1 Effect of Supplemental Indenture. Upon the later to occur of (i) the execution and delivery of this Third Supplemental Indenture by the Corporation, MBNA and the Trustee and (ii) the effective time of the Merger, the Indenture shall be supplemented in accordance herewith, and this Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

SECTION 2.2 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

SECTION 2.3 Indenture and Supplemental Indentures Construed Together. This Third Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Third Supplemental Indenture shall henceforth be read and construed together.

SECTION 2.4 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Third Supplemental Indenture is in all respects confirmed and preserved.

SECTION 2.5 Conflict with Trust Indenture Act. If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act (the “TIA”) that is required under the TIA to be part of and govern any provision of this Third Supplemental Indenture, the provision of the TIA shall control. If any provision of this Third Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Third Supplemental Indenture, as the case may be.

SECTION 2.6 Severability. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.7 Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

SECTION 2.8 Addresses for Notice, etc., to the Corporation and Trustee. Any notice or demand which by any provisions of this Third Supplemental Indenture or the Indenture is required or permitted to be given or served by the Trustee or by the holders of Securities to or on the Corporation may be given or served by postage prepaid first class mail addressed (until another address is filed by the Corporation with the Trustee) as follows:

Bank of America Corporation

Corporate Treasury Division, NC1-007-07-06

100 North Tryon Street

Charlotte, North Carolina 28255-0001

Attention: Karen A. Gosnell, Senior Vice President

With a copy to:

Bank of America Corporation

Legal Department, NC1-007-20-01

100 North Tryon Street

Charlotte, North Carolina 28255-0065

Attention: Teresa M. Brenner, Associate General Counsel

Any notice, direction, request or demand by any holder of Securities to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if given or made in writing at the principal office of the Trustee, which shall be as follows:

The Bank of New York

101 Barclay Street—8W

New York, New York 10286

Attention: Corporate Trust Administration

SECTION 2.8 Headings. The Article and Section headings of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this Third Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 2.9 Benefits of Third Supplemental Indenture, etc. Nothing in this Third Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Third Supplemental Indenture or the Securities.

SECTION 2.10 Certain Duties and Responsibilities of the Trustees. In entering into this Third Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture. The recitals and statements in this Third Supplemental Indenture are deemed to be those of the Corporation and MBNA and not of the Trustee.

SECTION 2.11 Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.12 Governing Law. This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

THE CORPORATION:

Bank of America Corporation

By:	/s/ KAREN A. GOSNELL
Name:	Karen A. Gosnell
Title:	Senior Vice President

MBNA:

MBNA Corporation

By:	/s/ THOMAS D. WREN
Name:	Thomas D. Wren
Title:	Treasurer

THE TRUSTEE:

The Bank of New York

By:	/s/ GEOVANNI BARRIS
Name:	Geovanni Barris
Title:	Vice President